Exhibit 99.1

FOR IMMEDIATE RELEASE:


June 1, 2006
                                             Contacts: Jerry Cash, 405-488-1304
                                                      David Grose, 405-488-1304

            QUEST RESOURCE CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

Oklahoma City, Oklahoma -- (Business Wire) Quest Resource Corporation (Nasdaq
QRCP) announced today that on May 31, 2006 its board of directors adopted a stockholder rights plan.

In conjunction with the rights plan, the board of directors has declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock. The dividend will be distributed on June 15, 2006 to stockholders of record as of the close of business on that date.

The board of directors adopted the rights plan in order to insure, to the extent possible, that all stockholders receive fair and equal treatment in the event of a proposed takeover, and to protect the company and its stockholders from abusive acquisition tactics and inadequate or coercive takeover bids. The rights plan was not adopted in response to any specific effort to acquire the company. The rights plan is similar to plans adopted by many other companies.

David Grose, chief financial officer of Quest Resource Corporation, stated, "The board of directors believes that the stockholder rights plan provides an effective and reasonable means of preserving for the company's stockholders the long-term value of the company in the event of an attempted takeover. The rights plan will not prevent an appropriate transaction that the board of directors believes is in the best interests of stockholders."

The distribution of rights is not taxable to the company or the stockholders. Until the rights become exercisable, the rights will not be represented by separate certificates and will trade with the company's common stock.

Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15% or more of outstanding Quest's common stock or announces a tender or exchange offer which would result in ownership of 15% or more of the common stock.

Each right will initially entitle the holder to purchase one one-thousandth of a newly issued share of Series B Junior Participating Preferred Stock of the company at an exercise price of $75.00, subject to adjustment. If a person or group acquires 15% or more of the outstanding stock, each holder of a right, other than the acquiring persons, will no longer have the right to purchase Preferred Stock, but will instead have the right to purchase a number of shares of Quest Resource Corporation's common stock at half of the then current market price of those shares. In the event of a subsequent merger or other business combination transaction, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity at half of the then current market price of those shares.

The company's board of directors will be entitled to redeem the rights for $0.001 per right at any time prior to a person or group exceeding the ownership limits in the rights plan. The rights will expire in 10 years, unless earlier redeemed or exchanged by the company.



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The company will file with the Securities and Exchange Commission a Current
Report on Form 8-K describing the rights plan. The Form 8-K will include a copy of the Rights Agreement containing the full text of the rights plan as an exhibit. A summary of the terms of the rights plan will be mailed to each stockholder of record as of the close of business on June 15, 2006.

About Quest Resources Corporation
---------------------------------

Quest Resources is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The company is a fully integrated E&P company, operating more than 1,200 coal bed methane wells which produce into its own 1,200+-mile gathering and transportation pipeline system, and uses its own fleet of completion equipment to support its aggressive drilling program. At year-end 2005, Quest had more than 1,800 locations in its drilling inventory. For more information, visit the Quest Resource's website at www.qrcp.net.

Forward-Looking Statements
--------------------------
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.
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